Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 of our report dated May 3, 2011, relating to the statement of revenues over certain operating expenses of the Market Square Buildings for the year ended December 31, 2010 appearing in the Prospectus, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
July 13, 2011